Exhibit 10.10

SUPPLEMENTAL LIMITED JOINDER

In order to induce Lender to make the Loan, the undersigned Net Worth Guarantor(s) have agreed to enter into this Supplemental Limited Joinder in connection with that certain Loan Agreement (the "Loan Agreement") dated February 8, 2006, between ADRIAEN'S LANDING HOTEL, LLC, a Connecticut limited liability company ("Borrower"), and MERRILL LYNCH CAPITAL, a Division of Merrill Lynch Business Financial Services Inc., a Delaware corporation (collectively, with its successors and assigns, "Lender"). (All capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement.) Each Principal acknowledges that without this Supplemental Limited Joinder, Lender would be unwilling to make the Loan. NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree and covenant as follows:

1.    Retained Liabilities. Except for the Retained Liabilities (defined below) and the obligations, if any, of any Principal under any separate guaranty provided to Lender in connection with the Loan, no Net Worth Guarantor shall be personally liable to pay the Loan, or any other amount due, or to perform any obligation, under the Loan Documents, and Lender agrees to look solely to all revenue and assets of Borrower, the Project and any other collateral heretofore, now, or hereafter pledged by any party to secure the Loan. The obligations of each Net Worth Guarantor hereunder are separate and independent obligations and are not secured by the grant or pledge by Borrower pursuant to the Mortgage. This Supplemental Limited Joinder is a guaranty of full and complete payment and performance and not of collectability. Each Net Worth Guarantor, jointly and severally, shall be personally liable for the following (the "Retained Liabilities"):

(a)   All losses, damages, causes of actions, suits and Expenses incurred by Lender or any Affiliate or agent thereof as a result of (i) any failure after the occurrence and during the continuance of any default by Borrower (without benefit of any applicable grace or cure period) to apply any portion of the revenue from the Project to the Loan as required per the Loan Agreement or to customary operating expenses of the Project, (ii) fraud by any Borrower Party, (iii) misapplication, misappropriation or conversion by any Borrower Party of any rents, proceeds or funds deriving from (A) the Project, (B) any insurance proceeds paid by reason of any loss, damage or destruction to the Project and not used by Borrower for restoration or repair of the Project; and/or (C) any awards or amounts received in connection with condemnation of all or a portion of the Project and not used by Borrower or Operating Lessee for restoration or repair of the Project, (iv) material misrepresentation, (v) any material waste or abandonment of the Project, (vi) failure to keep the Project insured in accordance with the terms of the Loan Documents to the extent of Gross Revenue available therefore, (vii) any fees paid by Borrower or Operating Lessee to a Principal, Net Worth Guarantor, Manager, Asset Manager, Operating Lessee or any Affiliate after any default under the Loan Documents, (viii) any breach of the Environmental Obligations by Borrower or any Environmental Indemnitor or any representation or warranty contained in Article 6 of the Loan Agreement (Environmental Matters), (ix) Borrower's hiring of employees in violation of the Loan Documents, (x) voluntary termination of the License Agreement by Borrower or Operating Lessee, (xi) any failure of Borrower or any Principal (or any other holder of the liquor license or liquor permit) to fully cooperate with Lender in the transfer of the liquor license for the Project to Lender, or its designee, following a foreclosure or deed-in-lieu of foreclosure or in operating all bar and other facilities requiring a liquor license during such transition period; or (xi) any claim against Lender by any depository bank which is the holder of a Depository Account unless such claim is solely the result of Lender's gross negligence or willful misconduct; (xiii) the failure of Borrower to obtain the Final C/O on or before June 30, 2006, for any reason whatsoever; or (xiv) Lender becoming liable (by operation of law or pursuant to Lender's exercise of any rights or remedies under the Loan Documents or otherwise) for any of Borrower's liabilities under the Tax Assessment Fixing Agreement first arising prior to the date on which Lender (or its nominee) takes title to the Project whether by foreclosure of the Mortgage, deed-in-lieu thereof or otherwise.

(b)   Repayment of the Loan, the Exit Fee, all costs and expenses of Lender, and all other payment obligations of Borrower under the Loan Documents in the event of (i) any breach by Borrower of any of the following covenants of the Loan Agreement in (A) Section 4.2(b) (transfers and change of control), (B) Section 4.2(l) (no additional debt or encumbrances), (C) Section 4.2(m) (organizational documents), (D) Section 4.2(n) (single purpose entity), or (E) Section 4.2(u) (depository accounts and credit card issuers), or (F) Section 4.2(cc) (revocation of the temporary c/o), or (ii) the filing by Borrower or Operating Lessee or any Net Worth Guarantor or any Principal, or the filing against Borrower or Operating Lessee or any Net Worth Guarantor or any Principal by any Principal or any Net Worth Guarantor or any Affiliate of any Principal or any Net Worth Guarantor, of any proceeding for relief under any federal or state bankruptcy, insolvency or receivership laws or any assignment for the benefit of creditors made by Borrower or Operating Lessee.

(c)   Satisfaction of the obligations of Net Worth Guarantors under the Net Worth Guaranty of even date herewith in favor of Lender.

The liability of each Net Worth Guarantor shall be direct and immediate as a primary and not a secondary obligation or liability, and is not conditional or contingent upon the pursuit of any remedies against Borrower, or any other Net Worth Guarantor or any other person, or against any collateral or liens held by Lender.

The foregoing shall in no way limit or impair the enforcement against the Borrower, Project or any other collateral security granted by the Loan Documents of any of the Lender's rights and remedies pursuant to the Loan Documents.

"Borrower Party" means, collectively, Borrower, Operating Lessee, Manager, Asset Manager, Principal, Net Worth Guarantors and each of their agents and Affiliates.

2.    Waivers.  To the fullest extent permitted by applicable law, each Net Worth Guarantor waives all rights and defenses of sureties, guarantors, accommodation parties and/or co-makers and agrees that its obligations under this Joinder shall be direct, primary, absolute and unconditional and that its obligations under this Joinder shall be unaffected by any of such rights or defenses, including,

(a)
Any rights which it may have to require that (1) Lender first proceed against Borrower, any other Net Worth Guarantor or any other person or entity with respect to the Retained Liabilities or (2) Lender first proceed against any collateral held by Lender or (3) any party to be joined in any proceeding to enforce the Retained Liabilities;

(b)	The incapacity, lack of authority, death or disability of Borrower, any Net Worth Guarantor or any other person or entity;

(c)
The failure of Lender to commence an action against Borrower or any other person or entity or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy whatsoever at any time;

(d)
Any duty on the part of Lender to disclose to any Net Worth Guarantor any facts it may now or hereafter know regarding Borrower regardless of whether Lender has reason to believe that any such facts materially increase the risk beyond that which any Net Worth Guarantor intends to assume or has reason to believe that such facts are unknown to any Net Worth Guarantor, each Net Worth Guarantor acknowledging that it is fully responsible for being and keeping informed of the financial condition and affairs of Borrower;

(e)	Lack of notice of default, demand of performance or notice of acceleration to Borrower, any other person or entity with respect to the Loan or the Retained Liabilities;

(f)	The consideration for this Supplemental Limited Joinder;

(g)	Any acts or omissions of Lender which vary, increase or decrease the risk on any Net Worth Guarantor;

(h)
Any statute of limitations affecting the liability of any Net Worth Guarantor hereunder, the liability of Borrower or any guarantor under the Loan Documents, or the enforcement hereof, to the extent permitted by law;

(i)	The application by Borrower of the proceeds of the Loan for purposes other than the purposes represented by Borrower to Lender or intended or understood by Lender or any Net Worth Guarantor;

(j)
An election of remedies by Lender, including any election to proceed against any collateral by judicial or non-judicial foreclosure, whether real property or personal property, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, and whether or not any such election of remedies destroys or otherwise impairs the subrogation rights of any Net Worth Guarantor or the rights of any Net Worth Guarantor to proceed against Borrower or any guarantor for reimbursement, or both;

(k)	Any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other aspects more burdensome than that of a Net Worth Guarantor;

(1)
Any rights to enforce any remedy which Lender may have against Borrower, any rights to participate in any security for the Loan and any rights of indemnity, reimbursement, contribution or subrogation which any Net Worth Guarantor may have against Borrower or any other Net Worth Guarantor or Person;

(m)	Lender's election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111 (b)(2) of the Federal Bankruptcy Code or any successor statute; and

(n)	Any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code.

3.    Consents and Releases.  Each Net Worth Guarantor hereby consents and agrees that Lender may at any time, and from time to time, without notice to or further consent from any Net Worth Guarantor and either with or without consideration do any one or more of the following, all without affecting the agreements contained herein or the liability of any Net Worth Guarantor for the Retained Liabilities: (a) surrender without substitution any property or other collateral of any kind or nature whatsoever held by it, or by any person, firm or corporation on its behalf or for its account, securing the Loan or the Retained Liabilities; (b) modify the terms of any document evidencing, securing or setting forth the terms of the Loan; (c) grant releases, compromises and indulgences with respect to the Loan or the Retained Liabilities or any persons or entities now or hereafter liable thereon; or (d) take or fail to take any action of any type whatsoever with respect to the Loan or the Retained Liabilities; (e) release any Net Worth Guarantor hereunder; or (f) enforce this Supplemental Limited Joinder in separate actions against one or more of the Net Worth Guarantors, or by an action against some or all of the Net Worth Guarantors, or any combination of the foregoing. To the maximum extent permitted by law, each Net Worth Guarantor knowingly, voluntarily and intentionally agrees to be bound by the provisions of Article 3 of the Loan Agreement (solely with respect to providing financial information with respect to themselves), Section 4.2(m) of the Loan Agreement and Article 11 of the Loan Agreement, including, without limitation, the waiver of the right to a trial by jury in Section 11.2, and the consents to jurisdiction and the governing law of Illinois set forth in Sections 11.3, and 11.4, respectively.

4.    Successors and Assigns.  Subject to the restrictions on transfer and assignment contained in Section 4.2(b) of the Loan Agreement, this Supplemental Limited Joinder shall be binding on Hersha Hospitality Limited Partnership and Mystic Hotel Investors, LLC, as applicable, and their respective heirs, successors and permitted assigns.

5.    Enforcement.  Lender's right to enforce this Supplemental Limited Joinder against Net Worth Guarantors shall be subject to the terms and conditions relating to enforcement set forth in Section 4.4(b) of the Loan Agreement.

Executed as of February _____, 2006

NET WORTH GUARANTORS:

HERSHA HOSPITALITY LIMITED
PARTNERSHIP, a Virginia limited partnership

By:	/s/ Ashish R. Parikh
Name:	Ashish R. Parikh
Address:

Tax ID #:	25-1811499

MYSTIC HOTEL INVESTORS, LLC, a Delaware limited liability company

By:
Name:
Address:

Tax ID #:

Signature Page to Supplemental Limited Joinder

Executed as of February _____, 2006

NET WORTH GUARANTORS:

HERSHA HOSPITALITY LIMITED
PARTNERSHIP, a Virginia limited partnership

By:
Name:
Address:

Tax ID #:

MYSTIC HOTEL INVESTORS, LLC, a Delaware limited liability company

By:	/s/ Glenn A. Jette
Name:	Glenn A. Jette
Address:	914 Hartford Turnpike
Waterford, CT 06385
Tax ID #:	06-1547126

Signature Page to Supplemental Limited Joinder